EXHIBIT 99.1

Sharps Compliance Corp. Names Ramsey E. Hashem Chief Operating Officer

  Appointment to Support Company's Continued Growth and Expansion

HOUSTON, Dec. 1, 2010 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading full-service provider of cost-effective management solutions for medical waste generated outside the hospital and large healthcare facility setting and unused dispensed medications, today announced the appointment of Ramsey E. Hashem to the newly established role of Chief Operating Officer (COO). Mr. Hashem reports to David P. Tusa, Chief Executive Officer and President of Sharps Compliance, and will be responsible for the leadership of Sharps' manufacturing and distribution facilities, product design and development, treatment facility and customer service functions.

"It is with great pleasure that we welcome Ramsey to the Sharps organization," said Mr. Tusa. "He brings a broad knowledge of operations and customer-focused sales strategy, having successfully led teams in multiple disciplines and modalities in growing healthcare-related business." Mr. Tusa added, "We are building for Sharps' next phase of growth, and with the newly established position of COO, we bring a more focused alignment and synchronization to our already strong sales and operations. We look forward to leveraging Ramsey's strategic capabilities and commercial and operations acumen to further expand the Company. His leadership and experience will serve us well as we continue to execute on our growth strategy."

Most recently, Mr. Hashem served as Senior Vice President, Global Commercial Operations from 2007 to 2010 at Affymetrix Inc., a global technology licensing company that develops, manufactures and sells products and services for genetic analysis to the life science research and clinical healthcare markets. Prior to his affiliation with Affymetrix, Mr. Hashem spent six years with GE Healthcare Technologies, a $17 billion unit of General Electric Company, where he served in several commercial leadership roles with the IT and Clinical Systems divisions. Prior, Mr. Hashem was Director of Sales and Marketing with GE Transportation Systems in Melbourne (Florida), Germany and the United Kingdom.  Mr. Hashem holds a Bachelor of Science in Electrical Engineering from the University of Ottawa, Canada, completed the Finance Essentials, Executive Education Program from the University of Michigan at Ann Arbor, and received Six Sigma Green Belt Certification in 2002.

Mr. Hashem commented, "I am extremely pleased to be joining Sharps Compliance, in particular as the Company expands on what is already a strong foundation.  I look forward to helping the Company achieve its goals of capitalizing on Sharps' experience and industry knowledge to create new solutions for our customers, strengthen our core business and capture a significant part of the $2 billion emerging market opportunity it has identified. Sharps is on the forefront of shaping tomorrow's medical waste management environment, and I'm eager to be part of a team that is so focused on the current and future demands associated with the management of medical waste and unused medication."

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps is a leading full-service provider of cost-effective management solutions for medical waste and unused dispensed medications generated outside the hospital and large healthcare facility setting.  Its strategy is to capture a large part of the estimated $2 billion untapped market for unused medications, used syringes and medical waste generated outside of hospital and large healthcare settings by targeting the major agencies that are interrelated with this medical waste stream; that is the U.S. government, pharmaceutical manufacturers, home healthcare providers, retail pharmacies and clinics, and the professional market comprised of physicians, dentists and veterinary practices. As a fully integrated medical waste management company providing customer solutions and services, the Company's solid business model, which provides strong margins and significant operating leverage, combined with its early penetration into emerging markets, uniquely positions it for strong future growth.

The Company's flagship product, the Sharps® Recovery System™ (formerly Sharps Disposal by Mail System®), is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste generated outside the hospital and large health care facility setting. Its other products include the Sharps®MWMS™ (Medical Waste Management System), a comprehensive solution designed for rapid deployment in emergency situations and features the Sharps© Recovery System™ and TakeAway™ Environmental Return System products combined with warehousing, inventory management, training, data and other services. Its TakeAwayRecovery System™ is designed for individual consumers, retail or mail-order pharmacies, communities and facilities including assisted living, long-term care and correction operations to facilitate the proper disposal of unused dispensed medications.

More information on the Company and its products can be found on its website at: www.sharpsinc.com.

Safe Harbor Statement

The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate", "expect", "plan", "anticipate", "believe", "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

CONTACT:  Sharps Compliance Corp.
          David P. Tusa, CEO and President
          (713) 660-3514
          dtusa@sharpsinc.com

          Kei Advisors LLC
          Investor Relations
          Deborah Pawlowski
          (716) 843-3908
          dpawlowski@keiadvisors.com